Page 1 of 53
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                         (Amendment No. 3)* AND  FINAL

                        Southern Financial Bancorp, Inc.
                                (Name of Issuer)

                  Common Stock, 8.00 par value per share
                         (Title of Class of Securities)

                                   842870107
                                 (CUSIP Number)

               David S. Dodrill, c/o Geo. H. Rucker Realty Corp.
                 1355 Beverly Road, Suite 215, McLean, VA 22101
           (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)
                                 November 19, 1997
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


Note. Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Schedule 13D

CUSIP No. 842871105                                          Page 2 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Geo. H. Rucker Realty Corporation

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              12,751.31
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                    0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         12,751.31


                            10)  Shared Dispositive Power              0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           12,751.31

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.78753

14)      Type of Reporting Person*

           EP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 3 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Rucker Enterprises, Inc.
           Deferred Profit Sharing Trust

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              4071.71
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                  0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         4071.71


                            10)  Shared Dispositive Power            0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           4071.71

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.25147

14)      Type of Reporting Person*

           EP

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 4 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           David S. Dodrill

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              4,832
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         4,832


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           4,832

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.30974

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 5 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Dollie L. Dodrill

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              2,200
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         2,200


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,200

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.14102

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 6 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Lewis Dean Dodrill

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              133
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         133


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           133

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           (0.00852)

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 7 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Deborah Dodrill

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              133
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         133


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           133

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.00852

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 8 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Matthew Nathanial Dodrill, UGMAVA

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              266
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         266


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           266

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.01705

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 9 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Nicholas Christopher Dodrill, UGMAVA

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              553
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         553


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           553

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.03416

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                         Page 10 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Alexander William Dodrill, UGMAVA

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              533
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         533


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           533

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.03416

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 11 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Alicia Dodrill, UGMAVA

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              133
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         133


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           133

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.00852

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 12 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           William L. Stone, III and Kathleen L. Stone

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power                   0
         Shares
         Beneficially
         Owned by            8) Shared Voting Power            147.98
         Each
         Reporting
         Person With         9) Sole Dispositive Power              0


                            10)  Shared Dispositive Power      147.98

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           147.98

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.00948

14)      Type of Reporting Person*

           IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 13 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Sally Hart Hunt

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              553
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         553


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           553

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.03544

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 14 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Matthew Carter Hunt Trust

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              152
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         152


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           152

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.00974

14)      Type of Reporting Person*

           OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 15 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Lucy P. Jones 1991 Trust

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              8,378
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         8,378


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           8,378

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.53705

14)      Type of Reporting Person*

           OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 16 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Susan Jones Cooper

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              1,637
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         1,637


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           1,637

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.10493

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 17 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Susan Jones Cooper, IRA by
           Prudential Securities, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              3,388
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         3,388


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           3,388

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.21717

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 18 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Carleton R. Cooper, IRA
           by Prudential Securities, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              3,388
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         3,388


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           3,388

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.21717

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 19 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Henry C. Rucker, IRA
           by DLJSC, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              5,847
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         5,847


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           5,847

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.37480

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 20 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Heidi C. Rucker, IRA by DLJSC, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              1,093
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         1,093


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           1,093

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.07006

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 21 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Harriet J. Rucker

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              169
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         169


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           169

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.01043

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 22 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Harriet J. Rucker, by DLJSC, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              2,420
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         2,420


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,420

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.15512

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 23 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Derek P. Rucker

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              3,933
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         3,933


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           3,933

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.25211

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 24 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Derek P. Rucker, by DLJSC, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              2,040
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         2,040


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,040

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.13076

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 25 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Michael P. Rucker

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              5,836
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         5,836


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           5,836

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.36044

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 26 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Michael P. Rucker, IRA

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              3,660
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         3,660


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           3,660

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.23461

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 27 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Michael P. Rucker, Smith Barney Shearson-
           SEP, Custodian

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              2,131
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         2,131


                            10)  Shared Dispositive Power          0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,131

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.13660

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 28 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Phoebe Katherine Price Rucker Trust
           Michael Rucker, Trustee

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              161.87
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                 0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         161.87


                            10)  Shared Dispositive Power           0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           161.87

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.01037

14)      Type of Reporting Person*

           OO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 29 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Charles D. Mason

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              994
         Shares
         Beneficially
         Owned by            8) Shared Voting Power              0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         994


                            10)  Shared Dispositive Power        0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           994

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.06371

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  Schedule 13D

CUSIP No. 842871105                                          Page 30 of 53 Pages



1)       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

           Terry B. Light

2)       Check the Appropriate Box if a Member of a Group*
                                                                 (a) [ ]
                                                                 (b) [ ]

3)       SEC Use Only

4)       Source of Funds*

         PF

5)       Check Box if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d)or 2(e)                            [ ]

6)       Citizenship or Place of Organization

            United States of America

         Number of           7) Sole Voting Power              2,075.50
         Shares
         Beneficially
         Owned by            8) Shared Voting Power                   0
         Each
         Reporting
         Person With         9) Sole Dispositive Power         2,075.50


                            10)  Shared Dispositive Power             0

11)      Aggregate Amount Beneficially Owned by Each Reporting Person

           2,075.50

12)      Check Box if the Aggregate Amount in Row (11) Excludes Certain
         Shares*                                                        [ ]

13)      Percent of Class Represented by Amount in Row (11)

           0.13304

14)      Type of Reporting Person*

           IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                             Page 31 of 53 Pages

Item 1.           Security and Insurer
                  NO CHANGE

Item 2.           Identity and Background



                                                           Principal Business Name
                                                           and Address of
                                                           Organization Through
Name, Address and          Principal                       Which Principal
Citizenship                Occupation                      Occupation Conducted
-------------------      -------------                   --------------------------

Geo. H. Rucker Realty      Deferred Profit               1355 Beverly Road #215
Corp. Deferred Profit      Sharing Plan                  McLean, VA 22101
Sharing Plan
1355 Beverly Road, #215
McLean, VA 22101
(Virginia Corporation)
 For the benefit of:
David S. Dodrill
Susan Jones Cooper
Michael P. Rucker
Verna Siske
Richard C. Wolff





Rucker Enterprises, Inc.   Deferred Profit Sharing       1355 Beverly Road, #215
Deferred Profit Sharing    Trust                         McLean, Virginia 22101
Trust
1355 Beverly Road #215
McLean, VA 22101
(Virginia Corporation)
  For the benefit of:
Dollie Dodrill
Joy Hilton
Carol Majors
Charles Mason
Thomas Light
John J. Wehauser
Cindy McGurgan


                                                             Page 32 of 53 Pages


David S. Dodrill           President, Geo. H. Rucker     Geo. H. Rucker Realty
2469 N. Wakefield Ct.      Realty Corp.                   Corp.
Arlington, VA 22207                                      1355 Beverly Road #215
American                                                 McLean, Virginia 22101



Dollie L. Dodrill          Accounting                    Rucker Enterprises, Inc.
2469 N. Wakefield Ct.                                    1355 Beverly Road, #215
Arlington, VA 22207                                      McLean, VA 22101
American


Lewis Dean Dodrill         President                     Amteva Technologies, Inc.
12401 Northlake Place      Amteva Technologies, Inc.     5040 Sadler Road #200
Richmond, VA 23233                                       Glen Allen, VA 23060
American


Deborah Dodrill            Housewife                     12401 Northlake Place
12401 Northlake Place                                    Richmond, VA 23233
Richmond, VA 23233
American

Matthew Nathanial          A minor                       12401 Northlake Place
 Dodrill                                                 Richmond, VA 23233
c/o Lewis D. Dodrill
12401 Northlake Place
Richmond, VA 23233
American

Nicholas Christopher       A minor                       12401 Northlake Place
 Dodrill                                                 Richmond, VA 23233
c/o Lewis D. Dodrill
12401 Northlake Place
Richmond, VA 23233
American

Alexander William          A minor                       12401 Northlake Place
 Dodrill                                                 Richmond, VA 23233
c/o Lewis D. Dodrill
12401 Northlake Place
Richmond, VA 23233
American


                                                             Page 33 of 53 Pages

Alicia Dodrill             A minor                       12401 Northlake Place
c/o Lewis D. Dodrill                                     Richmond, VA 23233
12401 Northlake Place
Richmond, VA 23233
American

William L. Stone, III and  Retired M.D.                  4807 37th Street, N
 Kathleen L Stone,         Housewife                     Arlington, VA 22207
 Joint Tenants
4807 37th Street, N
Arlington, VA 22207
American

Sally Hart Hunt            Housewife                     7904 Bounding Bend Ct.
7904 Bounding Bend Ct.                                   Rockville, MD 20855
Rockville, MD 20855
American

Matthew Carter Hunt        Trust                         7904 Bounding Bend Ct.
Trust, Sally Hart Hunt,                                  Rockville, MD 20855
Trustee
7904 Bounding Bend Ct.
Rockville, MD 20855

Lucy P. Jones 1991 Trust   Trust                         2801 N. Brandywine St.
by Susan Jones Cooper,                                   Arlington, VA 22207
Trustee
2801 N. Brandywine St.
Arlington, VA 22207

Susan Jones Cooper         Secretary, Geo. H. Rucker     1355 Beverly Road, #215
(wife of Carleton R.       Realty Corp.                  McLean, VA 22101
Cooper)
2801 N. Brandywine St.
Arlington, VA 22207
American


                                                             Page 34 of 53 Pages

Carleton R. Cooper         Government Contractor         1355 Beverly Road, #215
(husband of Susan Jones                                  McLean, VA 22101
Cooper)
2801 N. Brandywine St.
Arlington, VA 22207
American

Henry C. Rucker, IRA       IRA                           1003 W. Centennial Dr.
by DLJSC, Custodian                                      Peoria, IL 61614-2828
1003 W. Centennial Dr.
Peoria, IL 61614-2828
American

Heidi C. Rucker, IRA       IRA                           1003 W. Centennial Dr.
by DLJSC, Custodian                                      Peoria, IL 61614-2828
1003 W. Centennial Dr.
Peoria, IL 61614-2828
American

Harriet J. Rucker          Housewife                     1003 W. Centennial Dr.
1003 W. Centennial Dr.                                   Peoria, IL 61614-2828
Peoria, IL 61614-2828
American


Harriet J. Rucker, IRA     IRA                           1003 W. Centennial Dr.
by DLJSC, Custodian                                      Peoria, IL 61614-2828
1003 W. Centennial Dr.
Peoria, IL 61614-2828
American

Derek P. Rucker            Student                       1003 W. Centennial Dr.
1003 W. Centennial Dr.                                   Peoria, IL 61614-2828
Peoria, IL 61614-2828
American

Michael P. Rucker          Executive                     1003 W. Centennial Dr.
1003 W. Centennial Dr.     Caterpillar Tractor           Peoria, IL 61614-2828
Peoria, IL 61614-2828
American


                                                             Page 35 of 53 Pages


Phoebe Katherine Price     Trust                         1003 W. Centennial Dr.
 Rucker, Trust                                           Peoria, IL 61614-2828
Michael P. Rucker, Trustee
1003 W. Centennial Dr.
Peoria, IL 61614-2828



Charles D. Mason           Property Manager              1355 Beverly Road, #215
2755 Copper Creek Rd.      Rucker Enterprises, Inc.      McLean, VA 22101
Herndon, VA 22071
American

Terry B. Light             Attorney                      P. O. Box 6986
9800 Spring Ridge                                        McLean, Virginia 22106
Vienna, VA 22180
American

         None of the individuals or corporation by whom or which this Schedule 13d is filed, nor any of such corporations executive officers, directors or controlling persons, during the last five years, (a) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(b) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                                             Page 36 of 53 Pages

 Item 3.          Source and Amount of Fund or Other Consideration
 -------          ------------------------------------------------

         NO CHANGE - except that the following shares have been sold and purchased:

                                          # of
Sold By:                Date             Shares                 Price
--------                ----             ------                 -----
GHRRC                  8/4/97            2,500                  $16.25
                       8/5/97            2,500                   16.25
                      8/12/97            2,600                   17.00
                      9/19/97            3,500                   20.00
                     10/27/97            2,000                   20.25
                     11/19/97            3,714                   19.25
                     11/19/97              300                   19.50

Purchased By:
-------------

GHRRC Deferred                            11/20/97               99.31
 Profit Sharing Plan

Rucker Enterprises, Inc.                  11/20/97               31.71
 Deferred Profit Sharing Plan

Harriet J. Rucker                    since 6/23/97               23

Michael P. Rucker                    since 6/23/97               63



Item 4.           Purpose of Transaction
-------           ----------------------
                  NO CHANGE

                                                             Page 37 of 53 Pages


Item 5.           Interest in Securities of Issuer
-------           --------------------------------

         Set forth below is information relating to any beneficial ownership of Shares by the Reporting Persons.

                                                                                          Percent
                           Voting Power            Disposition Power       Total            of
Name                       Sole / Shared             Sole / Shared         Shares       Outstanding(2)
----                       -------------           -----------------       ------       ------------
GHRRC Deferred              12,751.31 / 0           12,751.31 / 0          12,751.31    (0.78753)
Profit Sharing Plan

Rucker Enterprises,          4,071.71 / 0            4,071.71 / 0           4,071.71    (0.25147)
Inc. Deferred Profit
Sharing Trust

David S. Dodrill             4,832      0              4,832    0           4,832    (0.29843)

Dollie L. Dodrill            2,200      0              2,200    0           2,200    (0.13587)

Lewis Dean Dodrill             133      0                133    0             133    (0.00821)

Deborah Dodrill                133      0                133    0             133    (0.00821)

Matthew Nathanial              266      0                266    0             266    (0.01642)
 Dodrill, UGMAVA

Nicholas Christopher           533      0                533    0             533    (0.03291)
 Dodrill, UGMAVA

Alexander William              533      0                533    0             533    (0.03291)
 Dodrill, UGMAVA

Alicia Dodrill,                133      0                133    0             133    (0.00821)
 UGMAVA

William L., III &               0    147.98                0   147.98      147.98    (0.00913)
 Kathleen L. Stone

Sally Hart Hunt                553      0                553    0             553    (0.03415)

Matthew Carter Hunt            152      0                152    0             152    (0.00938)
 Trust

Lucy P. Jones 1991           8,378      0              8,378    0           8,378    (0.51743)
 Trust

Susan Jones Cooper           1,637      0              1,637    0           1,637    (0.10110)

----------------
2Based on 1,619,132 shares


                                                             Page 38 of 53 Pages

Susan Jones Cooper,          3,388      0              3,388        0          3,388    (0.20924)
 IRA by Prudential
 Securities, Custodian

Carleton R. Cooper,          3,388      0              3,388        0          3,388    (0.20924)
 IRA by Prudential
 Securities, Custodian

Henry C. Rucker, IRA         5,847      0              5,847        0         5,847     (0.36111)
 by DLJSC, Custodian

Heidi C. Rucker, IRA         1,093      0              1,093        0         1,093     (0.06750)
 by DLJSC, Custodian

Harriet J. Rucker              169      0                169        0           169     (0.01043)

Harriet J. Rucker, by        2,420      0              2,420        0         2,420     (0.14946)
 DLJSC, Custodian

Derek P. Rucker              3,933      0              3,933        0         3,933     (0.24290)

Derek P. Rucker, by          2,040      0              2,040        0         2,040     (0.12599)
 DLJSC, Custodian

Michael P. Rucker            5,836      0              5,836        0         5,836     (0.36044)

Michael P. Rucker, IRA       3,660      0              3,660        0         3,660     (0.22604)

Michael P. Rucker,           2,131      0              2,131        0         2,131     (0.13161)
 Smith Barney Shearson
 SEP, Custodian

Phoebe Katherine Price      161.87      0             161.87        0        161.87     (0.00999)
 Rucker Trust
 Michael Rucker, Trustee

Charles D. Mason               994      0                 994       0           994     (0.06139)

Terry B. Light             2,075.5      0             2,075.5       0       2,075.5     (0.12818)
_________________________________________________________________________________________________

TOTALS                    73,442.39/147.98       73,442.39/147.98         73,590.37        (4.54)

         Transactions in Securities of Issuer in past sixty days:

         See Item 3.

                                                             Page 39 of 53 Pages


Item 6.           Contracts, Arrangements, Understandings or Relationship with
-------           ------------------------------------------------------------
                  respect to Securities of the Issuer.  -  NONE
                  ------------------------------------

Item 7.           Material to be Filed as Exhibits.  -  NONE
-------           ---------------------------------

                                                             Page 40 of 53 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


/s/ DAVID S. DODRILL              (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Geo. H. Rucker Realty Corporation,                                              Date
 Deferred Profit Sharing Plan
 by David S. Dodrill, Trustee


/s/ DAVID S. DODRILL              (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Rucker Enterprises, Inc.                                                        Date
Deferred Profit Sharing Trust
 by Dollie L. Dodrill, Trustee
 by David S. Dodrill, her Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
David S. Dodrill                                                                Date


/s/ DAVID S. DODRILL               (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Dollie L. Dodrill, by David S.                                                  Date
 Dodrill her Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Lewis Dean Dodrill by David S. Dodrill,                                         Date
 his Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                    1/16/98
--------------------------------------------                        -----------------
Deborah Dodrill by David S. Dodrill,                                            Date
 her Attorney-in-Fact


                                                             Page 41 of 53 Pages


/s/ DAVID S. DODRILL               (SEAL)                                    1/16/98
--------------------------------------------                        -----------------
Matthew Nathanial Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact




/s/ DAVID S. DODRILL               (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Nicholas Christopher Dodrill, UGMAVA                                            Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                     1/16/98
--------------------------------------------                        -----------------
Alexander William Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                    1/16/98
--------------------------------------------                        -----------------
Alicia Dodrill, UGMAVA                                                          Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                    1/16/98
--------------------------------------------                        -----------------
William L., III and Kathleen L. Stone,                                          Date
 Joint Tenants, by David S. Dodrill,
 their Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                    1/16/98
--------------------------------------------                        -----------------
Sally Hart Hunt, by David S. Dodrill,                                           Date
 her Attorney-in-Fact


                                                             Page 42 of 53 Pages


/s/ DAVID S. DODRILL               (SEAL)                                   1/16/98
--------------------------------------------                        -----------------
Matthew Carter Hunt Trust,                                                      Date
 Sally Hart Hunt, Trustee
 by David S. Dodrill, her Attorney-in-Fact


/s/ DAVID S. DODRILL               (SEAL)                                   1/16/98
--------------------------------------------                        -----------------
Lucy P. Jones 1991 Trust                                                        Date
 by Susan Jones Cooper, Trustee
 by David S. Dodrill, her Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                   1/16/98
--------------------------------------------                        -----------------
Susan Jones Cooper by David S.                                                  Date
 Dodrill, her Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                   1/16/98
--------------------------------------------                        -----------------
Carleton R. Cooper, by David S.                                                 Date
 Dodrill his Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                   1/16/98
--------------------------------------------                        -----------------
Henry C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill his Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Heidi C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill her Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Harriet J. Rucker, by David S. Dodrill                                          Date
 her Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Derek P. Rucker, by David S. Dodrill,                                           Date
 his Attorney-in-Fact


                                                             Page 43 of 53 Pages


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Michael P. Rucker, by David S. Dodrill,                                         Date
 his Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Michael P. Rucker, Smith Barney                                                 Date
 Shearson-SEP, Custodian
 by David S. Dodrill, his Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Phoebe Katherine Price Rucker Trust                                             Date
 by Michael P. Rucker, Trustee
 by David S. Dodrill, his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Charles D. Mason, by David S. Dodrill,                                          Date
 his Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
--------------------------------------------                        -----------------
Terry B. Light by David S. Dodrill                                              Date
 his Attorney-in-Fact

                                                             Page 44 of 53 Pages

                                   EXHIBIT A

         The undersigned agree that the Schedule 13D attached hereto is filed on behalf of each of the undersigned.

         The undersigned further understand that under the rules of the Securities and Exchange Commission, the undersigned are responsible for the timely filing of this schedule and any amendments thereto, and for the completeness and accuracy of the information relating to them therein, but that the undersigned are not responsible for the completeness or accuracy of information herein relating to other persons, unless the undersigned know or have reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have hereunto signed their names.



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
Geo. H. Rucker Realty Corporation,                                              Date
 Deferred Profit Sharing Plan
 by David S. Dodrill, Trustee


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
Rucker Enterprises, Inc.                                                        Date
Deferred Profit Sharing Trust
 by Dollie L. Dodrill, Trustee
 by David S. Dodrill, her Attorney-in-Fact


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
David S. Dodrill                                                                Date



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
Dollie L. Dodrill, by David S.                                                  Date
 Dodrill her Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
Lewis Dean Dodrill by David S. Dodrill,                                         Date
 his Attorney-in-Fact


                                                             Page 45 of 53 Pages



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                -------------------
Deborah Dodrill by David S. Dodrill,                                            Date
 her Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Matthew Nathanial Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Nicholas Christopher Dodrill, UGMAVA                                            Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Alexander William Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Alicia Dodrill, UGMAVA                                                          Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
William L., III and Kathleen L. Stone,                                          Date
 Joint Tenants, by David S. Dodrill,
 their Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Sally Hart Hunt, by David S. Dodrill,                                           Date
 her Attorney-in-Fact


                                                             Page 46 of 53 Pages


/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Matthew Carter Hunt Trust,                                                      Date
 Sally Hart Hunt, Trustee
 by David S. Dodrill, her Attorney-in-Fact





/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Lucy P. Jones 1991 Trust                                                        Date
 by Susan Jones Cooper, Trustee
 by David S. Dodrill, her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Susan Jones Cooper by David S.                                                  Date
 Dodrill, her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Carleton R. Cooper, by David S.                                                 Date
 Dodrill his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Henry C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Heidi C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Harriet J. Rucker, by David S. Dodrill                                          Date
 her Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Derek P. Rucker, by David S. Dodrill,                                           Date
 his Attorney-in-Fact


                                                             Page 47 of 53 Pages



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Michael P. Rucker, by David S. Dodrill,                                         Date
 his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Michael P. Rucker, Smith Barney                                                 Date
 Shearson-SEP, Custodian
 by David S. Dodrill, his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Phoebe Katherine Price Rucker Trust                                             Date
 by Michael P. Rucker, Trustee
 by David S. Dodrill, his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Charles D. Mason, by David S. Dodrill,                                          Date
 his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Terry B. Light by David S. Dodrill                                              Date
 his Attorney-in-Fact


                                                             Page 48 of 53 Pages


                                   EXHIBIT B

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

         The undersigned Reporting Persons do hereby expressly declare that the filing of this Schedule 13-D amendment with respect to the stock of Southern Financial Federal Savings Bank shall not be construed as an admission that such persons are, for the purposes of Section 13(d), or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by
Schedule 13-D and this amendment except those shares attributed to the undersigned in Item 3 of Schedule 13- D of this amendment.




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Geo. H. Rucker Realty Corporation,                                              Date
 Deferred Profit Sharing Plan
 by David S. Dodrill, Trustee



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Rucker Enterprises, Inc.                                                        Date
Deferred Profit Sharing Trust
 by Dollie L. Dodrill, Trustee
 by David S. Dodrill, her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
David S. Dodrill                                                                Date



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Dollie L. Dodrill, by David S.                                                  Date
 Dodrill her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Lewis Dean Dodrill by David S. Dodrill,                                         Date
 his Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Deborah Dodrill by David S. Dodrill,                                            Date
 her Attorney-in-Fact


                                                             Page 49 of 53 Pages




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Matthew Nathanial Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Nicholas Christopher Dodrill, UGMAVA                                            Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Alexander William Dodrill, UGMAVA                                               Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Alicia Dodrill, UGMAVA                                                          Date
 by Lewis Dean & Deborah Lynn Dodrill
 as Custodians, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
William L., III and Kathleen L. Stone,                                          Date
 Joint Tenants, by David S. Dodrill,
 their Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Sally Hart Hunt, by David S. Dodrill,                                           Date
 her Attorney-in-Fact

                                                             Page 50 of 53 Pages



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Matthew Carter Hunt Trust,                                                      Date
 Sally Hart Hunt, Trustee
 by David S. Dodrill, her Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Lucy P. Jones 1991 Trust                                                        Date
 by Susan Jones Cooper, Trustee
 by David S. Dodrill, her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Susan Jones Cooper by David S.                                                  Date
 Dodrill, her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Carleton R. Cooper, by David S.                                                 Date
 Dodrill his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Henry C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Heidi C. Rucker, IRA by DLJSC, Custodian                                        Date
 by David S. Dodrill her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Harriet J. Rucker, by David S. Dodrill                                          Date
 her Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Derek P. Rucker, by David S. Dodrill,                                           Date
 his Attorney-in-Fact


                                                             Page 51 of 53 Pages



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Michael P. Rucker, by David S. Dodrill,                                         Date
 his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Michael P. Rucker, Smith Barney                                                 Date
 Shearson-SEP, Custodian
 by David S. Dodrill, his Attorney-in-Fact




/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Phoebe Katherine Price Rucker Trust                                             Date
 by Michael P. Rucker, Trustee
 by David S. Dodrill, his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Charles D. Mason, by David S. Dodrill,                                          Date
 his Attorney-in-Fact



/s/ DAVID S. DODRILL                (SEAL)                                  1/16/98
-------------------------------------------------                 -------------------
Terry B. Light by David S. Dodrill                                              Date
 his Attorney-in-Fact

                                                             Page 52 of 53 Pages


                        AUTHORIZATION/POWER OF ATTORNEY



         An Authorization/Power of Attorney by the following individuals appointing David S. Dodrill their attorney-in-fact for purposes of executing and filing Schedule 13D of the Securities Exchange Act of 1934, and any amendment thereto have previously been filed with the Commission and are incorporated herein by this reference:

          1.      Geo. H. Rucker Realty Corp. Deferred Profit Sharing Plan
          2.      Rucker Enterprises, Inc. Deferred Profit Sharing Trust
          3.      Dollie L. Dodrill
          4.      Lewis Dean Dodrill
          5.      Deborah Dodrill
          6.      Matthew Nathanial Dodrill, UGMAVA
          7.      Nicholas Christopher Dodrill, UGMAVA
          8.      Alexander William Dodrill, UGMAVA
          9.      Alicia Dodrill, UGMAVA
         10.      William L., III & Kathleen L. Stone
         11.      Sally Hart Hunt
         12.      Matthew Carter Hunt Trust
         13.      Lucy P. Jones 1991 Trust
         14.      Susan Jones Cooper
         15.      Carleton R. Cooper
         16.      Henry C. Rucker
         17.      Heidi C. Rucker
         18.      Harriet J. Rucker
         19.      Derek P. Rucker
         20.      Michael P. Rucker
         21.      Phoebe Katherine Price Rucker Trust
         22.      Charles D. Mason
         23.      Terry B. Light

                                                             Page 53 of 53 Pages

                        AUTHORIZATION/POWER OF ATTORNEY

        The undersigned hereby authorizes and appoints David S. Dodrill as his/her/it's attorney-in-fact to sign and file on behalf of the undersigned this Schedule 13D under the Securities Exchange Act of 1934, and any amendment thereto which relates to the beneficial ownership by the undersigned and certain other persons of shares of Southern
Financial Federal Savings Bank.

        The undersigned understands that under the rules of the Securities and Exchange Commission, the undersigned is responsible for the timely filing of this schedule and any amendments thereto, and for the completeness and accuracy of the information relating to the undersigned therein, but that the undersigned is not responsible for the completeness or accuracy of information therein relating to other persons, unless the undersigned knows or has reason to believe that such information is inaccurate.

        IN WITNESS WHEREOF, the undersigned has hereunto signed this ____ day of _________________, 19__.

                                      _________________________ (SEAL)